EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Form S-1 Registration Statement Under the Securities Act of 1933 of (i) our report dated March 30, 2012 included in Roomlinx, Inc.’s Annual Report for the years ended December 31, 2011 and 2010 relating to the consolidated financial statements of Roomlinx, Inc. which appear in such Registration Statement and related Prospectus for the registration of 1,920,000 shares of Roomlinx, Inc. common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ StarkSchenkein, LLP
StarkSchenkein, LLP

Denver, Colorado
August 29, 2012